Exhibit 99.1

INTRA-CELLULAR THERAPIES ANNOUNCES EXECUTIVE APPOINTMENTS AND LEADERSHIP CHANGES

NEW YORK, March 19, 2024 /GLOBE NEWSWIRE/ — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced the promotion of Michael Halstead, J.D. to the position of President. Mr. Halstead is currently serving as Executive Vice President and General Counsel. In this newly created leadership role, Mr. Halstead will oversee several functions within the Company including legal, human resources, manufacturing & supply chain, quality, compliance, information technology, and external innovation. He will continue to report to Dr. Sharon Mates, Chairman and Chief Executive Officer.

“Michael is an exceptional leader who has been instrumental in Intra-Cellular Therapies’ strong growth over the last decade,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies. “His knowledge of the Company and broad industry experience has contributed to our success and helped to establish our strong foundation for future growth. I look forward to continuing to work with him in his new role as we further build on our commercial success and advance our broad pipeline.”

Mr. Halstead is a seasoned healthcare executive, with deep experience in various aspects of the biopharmaceutical industry. He joined Intra-Cellular Therapies in 2014 as Senior Vice President and General Counsel and was promoted to Executive Vice President and General Counsel in 2019. During his tenure, he has assumed increasing oversight responsibilities for many company functions. Prior to joining Intra-Cellular Therapies, Mr. Halstead served in leadership roles at Warner Chilcott plc, including Senior Vice President, Corporate Development, where he directed the company’s corporate development, legal and human resources functions. Prior to that, Mr. Halstead was an attorney with Davis Polk & Wardwell.

Intra-Cellular Therapies also announced that Senior Vice President and Chief Financial Officer, Larry Hineline, will be retiring after more than 20 years of service. Mr. Hineline has served as Chief Financial Officer since June 2002. The Company has initiated an external search for a new Chief Financial Officer and Mr. Hineline has agreed to remain with the Company through the process to ensure a smooth transition.

“I am grateful for Larry’s significant contributions over the years as ITCI evolved from a private company to the fully integrated public biopharmaceutical company it is today,” said Dr. Mates. “On behalf of the Board and the entire company we thank him for his dedication and wish him all the best in his well-deserved retirement.”

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases. For more information, please visit www.intracellulartherapies.com.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Cameron Radinovic

cradinovic@burnsmc.com

212-213-0006

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